UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) — January 13, 2017

ASSURED GUARANTY LTD.
(Exact name of registrant as specified in its charter)

Bermuda	001-32141	98-0429991
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Assured Guaranty Ltd.
30 Woodbourne Avenue
Hamilton HM 08 Bermuda
(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 279-5700
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Item 8.01	Other Events

On January 13, 2017, Assured Guaranty Corp. (AGC), a subsidiary of Assured Guaranty Ltd. (together with its subsidiaries, Assured Guaranty) announced that it has requested that Moody's Investors Service, Inc. (Moody’s) withdraw AGC’s financial strength rating.

Also on January 13, 2017, AGC announced that it has arranged for S&P Global Ratings (S&P) to assign AGC’s AA (stable) rating to certain AGC-insured bonds not previously rated by S&P. These bonds relate to 312 credits with publicly traded bonds insured by AGC that AGC has identified as both (a) not already having a public AGC-insured rating from S&P and (b) having an uninsured (underlying) public rating below Aa from Moody's or having no public underlying Moody’s rating.

Any forward-looking statements made in this Form 8-K reflect Assured Guaranty’s current views with respect to future events and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These risks and uncertainties include, but are not limited to, those resulting from changes in rating agency models or opinions, adverse credit developments in the insured portfolio and the impact of those developments on rating agency models and opinions, other risks and uncertainties that have not been identified at this time, management’s response to these factors, and other risk factors identified in Assured Guaranty’s filings with the Securities and Exchange Commission. In addition, notwithstanding AGC’s request that Moody’s withdraw the financial strength rating it assigns to AGC, Moody’s may continue to assign a rating to AGC, potentially at a lower level. Furthermore, AGC may not be able to realize its business strategies despite Moody’s withdrawing the rating, including being able to underwrite additional insurance business, and may receive lower than expected premium from existing insurance business. Readers are cautioned not to place undue reliance on these forward-looking statements, which are made as of January 13, 2017. Assured Guaranty undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASSURED GUARANTY LTD.

By:	/s/ James M. Michener
Name: James M. Michener
Title: General Counsel

DATE: January 13, 2017